EXHIBIT 99.1

NEWS COPY
INFORMATION CONTACT:
Dee Johnson
(314) 719-1869
FOR IMMEDIATE RELEASE:

VIASYSTEMS ANNOUNCES FIRST QUARTER 2011 EARNINGS

ST. LOUIS, May 3, 2011 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced earnings for the first quarter ended March 31, 2011.

Highlights

•	Net sales were $238.7 million in the quarter, a year-over-year organic increase of 4.4% and a sequential decline of 2.1%.
•	Operating income in the quarter was $11.2 million or 4.7% of net sales.
•	Adjusted EBITDA was $29.3 million or 12.2% of net sales, compared with $26.7 million or 14.3% of net sales in the quarter ended March 31, 2010.
•	GAAP earnings per basic and diluted share were $0.17 for the quarter ended March 31, 2011, on approximately 20 million average shares outstanding.
•	Adjusted EPS were $0.07 for the quarter, excluding certain non-cash and/or special income and expense items. On a comparable basis, Adjusted EPS for the quarter ended March 31, 2010, were $0.15.

“Our first-quarter results reflect, as we expected, a challenging cost environment and some short-term production constraints,” commented David M. Sindelar, Chief Executive Officer.  “We continue to experience solid growth in our automotive and industrial & instrumentation end markets, while the telecommunications customer programs we serve continued the decline we began to see during the second half of 2010. In addition, inflationary pressures on materials costs and costs of Chinese labor continued to challenge our gross margin as a percentage of net sales.”

“Orders booked in each of our end markets during our first quarter of 2011 exceeded net sales, in part because of our temporary capacity limitations,” Mr. Sindelar said. “During the second quarter, we expect to benefit from a return to normal production capacity in all of our factories, and our goal is to make progress in reducing our backlog. Late in the second quarter, we also expect to initiate production on some of our new capacity additions.”

“We are not ruling out the possibility of order delays due to latent supply chain issues stemming from the disasters in Japan, but we entered our second quarter with a solid order book. We expect to achieve record levels of net sales in the second quarter while making progress on key initiatives including expansion of capacity, improvements in our manufacturing efficiencies and passing along cost increases to our customers,” Mr. Sindelar concluded.

Financial Results

The Company reported net sales of $238.7 million for the three months ended March 31, 2011, a 27.9% year-over-year increase compared with net sales during the first quarter of 2010. On a pro forma basis adjusting for the February 2010 acquisition of Merix Corporation, sales increased 4.4% year over year. Compared with the three months ended December 31, 2010, net sales decreased 2.1%. Reduction of demand for telecommunications products, changes in demand mix and downward pressures on selling prices, together with temporary limitations on availability of printed circuit board production capacity, contributed to the sequential decline in net sales.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales increased to 80.9% for the quarter ended March 31, 2011, compared to 78.5% in the immediately preceding quarter. Rising costs of materials, including copper-based products, increasing wage and benefit costs in China, and increased overtime pay resulting from workforce attrition in China contributed to the increase of cost of goods sold relative to net sales.

Operating income was $11.2 million or 4.7% of net sales for the three months ended March 31, 2011, compared with $19.6 million or 8.1% of net sales for the three months ended December 31, 2010 and $2.5 million or 1.3% of net sales for the first quarter of 2010. An increase in manufacturing costs as a percentage of net sales was partially offset by a reduction of incentive compensation costs in the quarter ended March 31, 2011, compared with the immediately preceding quarter.

Adjusted EBITDA was $29.3 million or 12.2% of net sales for the three months ended March 31, 2011, compared with $36.0 million or 14.8% of net sales for the three months ended December 31, 2010 and $26.7 million or 14.3% of net sales for the first quarter of 2010. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended March 31, 2011, net income was $3.8 million, of which $3.5 million was attributable to common stockholders, and resulted in $0.17 earnings per basic and diluted share. Net income for the three months ended March 31, 2011 was aided by approximately $5.3 million of income tax benefits related to lapsed foreign income tax exposures.

Adjusted EPS for the three months ended March 31, 2011, were $0.07. Adjusted EPS for the quarter excludes non-cash stock compensation expense, amortization of intangibles, non-cash interest, restructuring and impairment income and expenses, costs relating to acquisitions and equity registrations, and special tax items. A reconciliation of GAAP diluted EPS to Adjusted EPS for each of the most recent five quarters is provided at the end of this news release.

Segment Information

Net sales and operating income in the Company’s Printed Circuit Boards segment for the first quarter were $192.7 million and $9.8 million, respectively, compared with net sales and operating income of $196.7 million and $17.5 million, respectively, in the fourth quarter of 2010 and $150.6 million and $9.4 million, respectively, in the first quarter of 2010. As previously disclosed, the Chinese New Year holiday period and the unplanned maintenance of one of the Company’s plating lines for several weeks during the quarter ended March 31, 2011, constrained production of printed circuit board products during the quarter. Compared with the immediately preceding quarter, increased net sales to automotive end market customers were more than offset by reduced net sales to telecommunications end market customers.

First-quarter 2011 net sales and operating income of the Company’s Assembly segment were $46.0 million and $1.4 million, respectively, compared with fourth-quarter 2010 segment net sales and operating income of $47.2 million and $2.1 million, respectively, and first-quarter 2010 segment net sales and operating income of $36.0 million and $1.0 million, respectively. Compared with the fourth quarter of 2010, first-quarter 2011 segment net sales were lower in the telecommunications and computer & datacom end markets, partially offset by higher net sales to the industrial & instrumentation end market.

Cash and Working Capital

Cash and cash equivalents at March 31, 2011, were $80.4 million, compared with $103.6 million at December 31, 2010. Cash provided by operating activities was approximately $0.9 million during the three months ended March 31, 2011, including expected cash disbursements for 2010 incentive compensation and the Company’s semi-annual interest payment on the 2015 Notes. Increased working capital investments in materials inventories were funded by increased accounts payable to suppliers.

Capital expenditures were $24.0 million for the quarter ended March 31, 2011, including approximately $6 million spent in connection with the $100 million multi-year capacity expansion projects for printed circuit boards, announced in September 2010. “Since the September 2010 announcement,” said Mr. Sindelar, “we have committed or spent approximately $30 million on expansion. Due to growing market demand and the need to transfer the production capacity from our Huizhou, China, facility to our other PCB facilities in China, we expect to commit to and spend the remaining capital expenditures related to the capacity expansion projects over the next 18 months.” As previously disclosed, the Huizhou facility lease expires in December 2012.

Pro Forma Combined Net Sales
Pro forma combined net sales of $228.6 million for the three-month period ended March 31, 2010, is composed of Viasystems’ net sales for the three months ended March 31, 2010, plus the net sales of Merix Corporation for the period from January 1, 2010 through February 16, 2010, the date that Viasystems acquired Merix.

Use of Non-GAAP Financial Measures

In addition to condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of the Company’s highly leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the Company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The Company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the Company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, stock compensation and costs associated with the acquisitions and equity registrations.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the Company’s financial performance, and might not be consistent with measures used by other companies. Management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the Company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the Company’s consolidated results of operations, such as merger-related costs, restructuring charges, certain interest and other expenses, and certain adjustments to net income, to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure. In addition, Adjusted EPS for the quarter ended March 31, 2010 is calculated assuming the number of shares of common stock outstanding at the period end was outstanding for the entire period, which is materially different from a calculation using weighted average shares outstanding as required by U.S. GAAP.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 2:00 p.m. Eastern Time today, May 3, 2011. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing
877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 800-642-1687 or 706-645-9291. Replay listeners should enter the conference ID 61565261.  The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the second quarter of 2011 are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the annual report on form 10-K filed by Viasystems with the SEC on February 9, 2011 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 15,400 employees around the world serve more than 800 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications and military and aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010

Net sales	$238,710	$243,874	$186,640
Operating expenses:
Cost of goods sold, exclusive of items shown separately	193,188	191,500	146,139
Selling, general and administrative	18,170	17,636	18,695
Depreciation	15,860	14,879	12,630
Amortization	436	443	370
Restructuring and impairment	(134)	(232)	6,309
Operating income	11,190	19,648	2,497
Other expense:
Interest expense, net	7,208	7,222	8,902
Amortization of deferred financing costs	504	503	466
Loss on early extinguishment of debt	–	–	706
Other, net	289	(205)	515
Income (loss) before taxes	3,189	12,128	(8,092)
Income taxes	(589)	2,586	3,851
Net income (loss)	$3,778	$9,542	$(11,943)

Less:
Net income attributable to noncontrolling interest	$312	$661	$137
Accretion of Redeemable Class B Senior Convertible preferred stock	–	–	1,053
Conversion of Mandatory Redeemable Class A Junior preferred stock	–	–	29,717
Conversion of Redeemable Class B Senior Convertible preferred stock	–	–	105,021
Net income (loss) attributable to common stockholders	$3,466	$8,881	$(147,871)

Basic earnings (loss) per share	$0.17	$0.44	$(12.57)
Diluted earnings (loss) per share	$0.17	$0.44	$(12.57)
Basic weighted average shares outstanding	19,980,153	19,979,992	11,762,329
Diluted weighted average shares outstanding	20,100,961	20,022,994	11,762,329

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2011	December 31, 2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$80,414	$103,599
Accounts receivable, net	173,210	169,247
Inventories	104,227	94,877
Prepaid expenses and other	27,564	22,940
Total current assets	385,415	390,663
Property, plant and equipment, net	281,197	273,113
Goodwill and other noncurrent assets	114,832	116,797
Total assets	$781,444	$780,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,182	$10,258
Accounts payable	180,873	162,322
Accrued and other liabilities	64,294	83,798
Total current liabilities	255,349	256,378
Long-term debt, less current maturities	215,545	215,139
Other non-current liabilities	47,422	51,951
Total liabilities	518,316	523,468

Total stockholders’ equity	263,128	257,105
Total liabilities and stockholders’ equity	$781,444	$780,573

This information is intended to be reviewed in conjunctions with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010

Net cash provided by (used in) operating activities	$947	$(4,384)

Cash flows from investing activities:
Capital expenditures	(24,028)	(9,521)
Proceeds from disposals of property	43	-
Acquisition of Merix	-	(35,326)
Cash acquired in acquisition of Merix	-	13,667
Net cash used in investing activities	(23,985)	(31,180)

Cash flows from financing activities:
Repayments of capital lease obligations	(76)	(26)
Distribution to noncontrolling interest	(71)	–
Repayment of 10.5% Senior Subordinated Notes	-	(105,904)
Change in restricted cash	-	105,734
Borrowings under credit facilities, net	-	10,000
Financing and other fees	-	(2,159)
Net cash (used in) provided by financing activities	(147)	7,645

Net change in cash and cash equivalents	(23,185)	(27,919)

Beginning cash	103,599	108,993
Ending cash	$80,414	$81,074

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NET SALES AND BALANCE SHEET STATISTICS
(dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2011		December 31, 2010		March 31, 2010
Net sales by segment	`
Printed Circuit Boards (a)	$192.7	81%	$196.7	81%	$150.6	81%
Assembly	46.0	19%	47.2	19%	36.0	19%
	$238.7	100%	$243.9	100%	$186.6	100%

(a) Excludes $42.0 million of net sales reported by Merix Corporation during the period from January 1, 2010 through February 16, 2010, the date of Viasystems’ acquisition of Merix.

	Percentage of Net Sales			Net Sales Increase
	Three Months Ended			Sequential:	Year/Year:
	Mar. 31,	Dec. 31,	Mar. 31,	1Q11 vs	1Q11 vs
	2011	2010	2010 (b)	4Q10	1Q10 (b)
Net sales by end market
Automotive	38%	36%	35%	4%	13%
Telecommunications	18%	23%	22%	(22%)	(14%)
Industrial & Instrumentation	26%	24%	24%	7%	15%
Computer and Datacommunications	13%	13%	14%	(3%)	(5%)
Military and Aerospace	5%	4%	5%	4%	8%
	100%	100%	100%	(2%)	4%

(b) 1Q2010 is presented pro forma to include net sales reported by Merix Corporation during the period from January 1, 2010 through February 16, 2010, the date of Viasystems’ acquisition of Merix.

	1Q11	4Q10	3Q10	2Q10	1Q10
Working capital metrics
Days’ sales outstanding	65.3	62.5	60.6	62.0	61.0
Inventory turns	7.4	8.1	8.4	8.8	9.7
Days’ payables outstanding	84.3	76.3	74.6	75.8	71.5
Cash cycle (days)	29.6	30.8	28.8	27.5	26.7

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF OPERATING INCOME
TO ADJUSTED EBITDA
(dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010

Operating income	$11.2	$19.6	$2.5
Add-back:
Depreciation and amortization	16.3	15.3	13.0
Restructuring and impairment	(0.1)	(0.2)	6.3
Non-cash stock compensation expense	1.6	1.3	0.1
Costs relating to acquisitions and equity registrations	0.3	–	4.8
Adjusted EBITDA	$29.3	$36.0	$26.7

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Sep. 30, 2010	Jun. 30, 2010	Mar. 31, 2010

Net income (loss) attributable to common stockholders (GAAP)	$3,466	$8,881	$10,211	$6,540	$(147,871)

Adjustments:
Non-cash stock compensation expense	1,565	1,217	1,239	285	130
Amortization	940	946	959	963	836
Non-cash interest	399	399	399	399	399
Costs related to acquisitions and equity registrations	312	25	37	788	7,353
Restructuring and impairment	(134)	(232)	26	2,415	6,309
Preferred stock items	–	–	–	–	135,791
Special income tax items	(5,260)	(2,282)	(13)	(655)	–
Income tax effect of adjustments	27	78	1	(490)	(19)

Adjusted net income attributable to common stockholders	$1,315	$9,032	$12,859	$10,245	$2,928

Diluted weighted average shares outstanding (GAAP)	20,100,961	20,022,994	19,979,260	19,982,252	11,762,329

Diluted earnings per share (GAAP)	$0.17	$0.44	$0.51	$0.33	$(12.57)

Adjusted EPS (a)	$0.07	$0.45	$0.64	$0.51	$0.15

(a) For the three months ended March 31, 2010, the adjusted share count used for purposes of computing the Adjusted EPS was 19,979,015, representing the shares outstanding at the end of the period, after the recapitalization and merger had been completed.